EXHIBIT 99.1

SKYWARD GROUP ANNOUNCES CFO
TRANSITION EFFECTIVE MARCH 31, 2027
HOUSTON, TX – [August 20, 2026] – Skyward Group (Nasdaq: SKWD) (“the Group” or “the Company”), the specialty insurance organization whose operating businesses include Skyward Specialty Insurance Group, Inc.® (“Skyward Specialty”) and Apollo Group Holdings Ltd. (“Apollo”), announced the planned succession of its Chief Financial Officer (CFO). Mark Haushill, Skyward Group CFO, has informed the Company of his intention to retire effective March 31, 2027, after a distinguished career with the Company. To support a seamless transition, Mark will continue serving as a Senior Advisor to the Company through the end of 2027. Taryn McHarg, CFO of Apollo and Skyward Group Deputy CFO, will step in as his successor upon his retirement.
Haushill’s retirement comes after a multi-year transformation of the Company into a market leading specialty insurer. During his more than 10 years with Skyward, Haushill has led the Company through several significant financial milestones, including a successful IPO in 2023, a step-change improvement in the company’s capital structure and strength including its financial rating by AM Best, as well as the acquisition of Apollo that closed in January 2026.
Skyward Group CEO Andrew Robinson said, “Mark has been an exceptional partner and a pillar in Skyward’s journey and success. His friendship, spirit, and genuine caring for the Skyward team is palpable, and his impact will be felt for years to come. I speak for our entire organization and the Skyward Board in thanking Mark and expressing our deep gratitude for his contributions and the lasting impact he has had on our organization.”
“At the same time, we are excited to have Taryn step into this role.” Robinson continued. “Taryn is a deeply experienced and skilled executive, whose instincts and expertise will be invaluable to our success as we take the next turn in the Skyward Group journey.”
McHarg brings a strong combination of financial leadership, strategic perspective, operational experience, and industry insight and knowledge. McHarg has been CFO at Apollo for more than four years and previously spent nine years at BUPA, one of the largest non-US private healthcare insurers, where she progressed to be the CFO of international markets; McHarg’s career also included seven years at Ernst & Young.
McHarg commented, “I am honored to take on this role at such an important point in Skyward Group’s evolution. The combination of Skyward Specialty and Apollo has created a stronger, more diversified organization with significant strategic opportunities ahead. I look forward to working with our teams to build on the strong foundation Mark and the broader finance organization have established and to continue delivering long-term value for our shareholders.”
Robinson also commented, “Our thoughtful transition of the CFO to such a high-quality internal successor in Taryn reflects the strength of our executive talent and our commitment to building a company for the long term.”
About Skyward Group
Skyward Group (Nasdaq: SKWD) is the holding company brand for its U.S. and U.K. businesses, Skyward Specialty Insurance Group, Inc.® and Apollo Holding Group, respectively, delivering a comprehensive suite of specialized insurance solutions across global specialty property and casualty markets. Focused on the specialty industry’s most niche, complex risks of today and the emerging challenges of tomorrow, Skyward Group leverages the forward-looking insight and disciplined execution of each organization to drive sustainable growth and long-term value for its shareholders, distribution partners and other stakeholders. For more information about Skyward Group, Skyward Specialty and Apollo, please visit skywardgroup.com.

Media Contact
Haley Doughty
Skyward Specialty Insurance Group
713-935-4944
hdoughty@skywardinsurance.com

Investor Contact
Jordan Arnold
Skyward Specialty Insurance Group
346-215-0250
jarnold@skywardinsurance.com